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            CORNING INCORPORATED AND SUBSIDIARY COMPANIES      Exhibit #12
      COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED DIVIDENDS
                 (Dollars in millions, except ratios)

                                                             Nine Months Ended
                                                              Sept. 30, 2000
                                                             -----------------
Income before taxes on income                                     $  711.4
Adjustments:
  Share of earnings before taxes of 50% owned companies              181.7
  Loss before taxes of greater than 50% owned unconsolidated
   subsidiary                                                         (2.2)
  Distributed income of less than 50% owned companies and
   share of loss if debt is guaranteed
  Amortization of capitalized interest                                 8.8
  Fixed charges net of capitalized interest                          124.7
                                                                  --------

Earnings before taxes and fixed charges as adjusted               $1,024.4
                                                                  ========

Fixed charges:
  Interest incurred                                               $  116.3
  Share of interest incurred of 50% owned companies and
   interest on guaranteed debt of less than 50% owned companies       21.8
  Interest incurred by greater than 50% owned unconsolidated
   subsidiary                                                          0.2
  Portion of rent expense which represents interest factor            18.0
  Share of portion of rent expense which represents interest
   factor for 50% owned companies                                      4.3
  Portion of rent expense which represents interest factor
   for greater than 50% owned unconsolidated subsidiary                0.1
  Amortization of debt costs                                           2.6
                                                                  --------

Total fixed charges                                                  163.3
Capitalized interest                                                 (38.6)
                                                                  --------

Total fixed charges net of capitalized interest                   $  124.7
                                                                  ========

Preferred dividends:
  Preferred dividend requirements                                 $    0.6
  Ratio of pre-tax income to income before minority interest
   and equity earnings                                                 1.7
                                                                  --------
  Pre-tax preferred dividend requirement                               1.0

Total fixed charges                                                  163.3
                                                                  --------

Fixed charges and pre-tax preferred dividend requirement          $  164.3
                                                                  ========

Ratio of earnings to combined fixed charges and preferred
 dividends                                                             6.2x
                                                                  ========
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